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                                                                    EXHIBIT 99.1



                             ALASKA AIR GROUP, INC.
                       PROFIT SHARING STOCK PURCHASE PLAN


1.      PURPOSE

        The purpose of the Alaska Air Group, Inc. Profit Sharing Stock Purchase Plan (the "Plan") is to:

        o provide an opportunity for employees eligible to receive cash distributions under the Profit Sharing Plans of Alaska Airlines, Inc. ("Alaska Airlines") and Horizon Air Industries, Inc. ("Horizon") to invest in the common stock (the "Common Stock") of Alaska Air Group, Inc. (the "Company") at a 15% discount; and

        o increase such employees' stock ownership and align their interests more fully with those of the stockholders.

2.      TERM

        The Plan became effective on January 27, 1997 and shall remain in effect until terminated by action of the Company's Board of Directors (the "Board"). After termination of the Plan, no future awards may be granted but previously granted awards shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Plan.

3.      PLAN ADMINISTRATION

        The Pension and Benefits Administrative Committee (the "Committee") shall be responsible for administering the Plan. The members of the Committee shall be appointed by the Board. The Committee shall have full and exclusive power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which power shall be executed in the best interests of the Company and in keeping with the objectives of the Plan. This power includes but is not limited to selecting award recipients, establishing all award terms and conditions and adopting modifications, amendments and procedures, as well as rules and regulations governing awards under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The interpretation and construction of any provision of the Plan or any right granted hereunder and all determinations by the Committee in each case shall be final, binding and conclusive with respect to all interested parties.

4.      PARTICIPATION

        The Plan is offered to those employees who are designated as eligible to receive cash profit sharing distributions under Alaska Airlines' and Horizon's Profit Sharing Plans ("Participants").


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5.      SHARES OF COMMON STOCK SUBJECT TO THE PLAN

        Subject to the provisions of Section 6 of the Plan, the aggregate number of shares of Common Stock ($1.00 par value) of the Company ("shares") which may be issued to Participants under the Plan shall be 2,000,000. The payment of cash dividends and dividend equivalents paid in cash in conjunction with outstanding SPP Restricted Stock (as that term is defined below) shall not be counted against the shares available for issuance.

        Any shares issued under the Plan may consist in whole or in part of authorized and unissued shares or of treasury shares. Fractional shares may be issued under the Plan.

6.      ADJUSTMENTS AND REORGANIZATIONS

        In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting shares or share price, the Committee shall make a proportionate adjustment with respect to: (a) the aggregate number of shares that may be issued under the Plan and (b) each outstanding share of SPP Restricted Stock under the Plan.

7.      DEFINITIONS

        For purposes of the Plan, the following terms shall have the following meanings:

        o PROFIT SHARING DISTRIBUTION. The annual profit sharing distribution paid by the Company, Alaska Airlines or Horizon under Alaska Airlines' or Horizon's Profit Sharing Plans or any successor or similar plans for any fiscal year to any employee thereof, in recognition of performance of services to Alaska Airlines, Horizon or their affiliates.

        o FAIR MARKET VALUE. The closing price of a share of Common Stock as reported daily in The Wall Street Journal or similar readily available public source for the date in question. If no sales of shares were made on such date, the closing price of a share as reported for the preceding day on which a sale of shares occurred shall be used.

        o PURCHASE DATE. A date to be determined by the Committee, which date shall be no later than March 1 of the year in which any Profit Sharing Distribution is determined and which date shall be the only date on which the Participants may elect to purchase shares under the Plan with respect to such Profit Sharing Distribution.

        o SPP RESTRICTED STOCK. Common Stock purchased pursuant to the terms of the Plan, which is subject to restrictions as set forth in
           Section 11.

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        o  STOCK PURCHASE PRICE. The price per share of Common Stock acquired pursuant to the terms of the Plan as determined by the Committee, which price shall be 85% of the Fair Market Value of a share of Common Stock based on the average closing price for December or on the Purchase Date, whichever is less.

8.      RIGHT TO PURCHASE COMMON STOCK

        As of the date that Profit Sharing Distributions are determined under Alaska Airlines' or Horizon's Profit Sharing Plans, each Participant will be entitled to use up to the net after-tax amount of the Participant's Profit Sharing Distribution to purchase, on the Purchase Date, shares of the Company's Common Stock.

        A Participant shall be entitled to purchase shares under the Plan only on the applicable Purchase Date. A Participant may elect to use some or all of the Participant's net after-tax Profit Sharing Distribution to purchase shares under the Plan. To the extent a Participant does not purchase the maximum number of shares permitted under the Plan on the Purchase Date, the right to elect to purchase shares with the remaining Profit Sharing Distribution amount shall terminate.

9.      NUMBER OF SHARES

        The maximum number of shares of Common Stock that may be purchased by any Participant for any fiscal year shall equal the number of shares that can be purchased on the Purchase Date at the Stock Purchase Price with the Participant's net after-tax Profit Sharing Distribution for that fiscal year.

10.     WRITTEN AGREEMENT

        All rights to purchase Common Stock shall be set forth in writing and shall express an offer by the Company to sell a number of shares of Common Stock, not to exceed the maximum number provided in the preceding paragraph, on the Purchase Date at the Stock Purchase Price.

11.     RESTRICTIONS ON TRANSFER

        Unless the Statement of Profit Sharing Distribution and Stock Purchase Election Form provides otherwise, shares acquired pursuant to the terms of the Plan for a Stock Purchase Price of less than 100% of the Fair Market Value of the Common Stock on the Purchase Date shall be issued as "SPP Restricted Stock" that may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of by the Participant for a period of one year, or such shorter period as the Board may determine in its discretion (the "Restriction Period"), and such other conditions as the Committee may provide. Notwithstanding the foregoing, the Restriction Period for any Participant shall be deemed to end and all restrictions on shares of SPP Restricted Stock shall lapse upon (i) a Participant's death or (ii) a determination by the Committee that the Participant has incurred a severe and unexpected financial hardship. Also notwithstanding the foregoing, if a Participant terminates

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employment with Alaska Airlines or Horizon for any reason other than death before the expiration of the Restriction Period, the shares of SPP Restricted Stock still subject to restriction shall not be forfeited by the Participant to the Company but shall remain subject to restriction until the end of the Restriction Period.

12.     NOTICE OF ELECTION

        A Participant shall elect to purchase shares under the Plan by providing written notice to the Company on or before a date to be specified by the Committee on a form provided by the Company for such purpose. Notice to the Company of the election to purchase shares shall be irrevocable and shall specify whether (a) all of the Participant's Profit Sharing Distribution shall be used to purchase Common Stock; (b) all of the Participant's Profit Sharing Distribution shall be paid in cash; or (c) how much of the Participant's Profit Sharing Distribution shall be paid in cash before shares are purchased with the remaining amount. The Company shall treat such notice by a Participant as a binding commitment to allow the Company to withhold such Stock Purchase Price (including any applicable withholdings) from the Participant's Profit Sharing Distribution.

13.     BROKERAGE ACCOUNT

        The Company will open and maintain an individual securities account with a brokerage firm for each Participant when the Participant makes his or her first purchase, and will issue the Common Stock to be held in such account, using the funds allocated from the Participant's Profit Sharing Distribution. A Participant may not transfer such Common Stock out of the account until the Restriction Period has terminated, except as provided in Section 11. Each Participant will receive periodic statements from the brokerage firm on such account. The Company will pay all fees associated with the Participants' stock purchases under the Plan. Each Participant will be responsible for paying any commissions and costs associated with any future sales of the Common Stock in such account.

14.     TERMINATION OF EMPLOYMENT

        A Participant shall be ineligible to elect to purchase shares under the Plan unless the Participant is an employee of Alaska Airlines or Horizon on the applicable Purchase Date; provided, that the legal representative of a Participant who has received a Profit Sharing Distribution but who dies after the end of the fiscal year for which the Profit Sharing Distribution was granted but before the Purchase Date, shall be entitled to elect to purchase shares under the Plan in respect of such Profit Sharing Distribution on the Purchase Date.

15.     ACCELERATION AND SETTLEMENT OF AWARDS

        The Committee shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change in control in the Company, as defined by the Committee, to provide for the termination of the Restriction Period for any SPP Restricted Stock upon or immediately before such event is effective. However, the granting of awards under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize,

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or otherwise change its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any portion of its businesses or assets.

16.     PLAN AMENDMENT

        The Plan may be amended only by the Board as it deems necessary or appropriate to better achieve the purposes of the Plan.

17.     TAX WITHHOLDING

        The Company shall have the right to deduct from any Profit Sharing Distribution subject to the terms of this Plan, a sufficient amount to cover withholding of any federal, state or local taxes required by law, or to take such other action as may be necessary to satisfy any such withholding obligations. The Company shall also have the right to withhold any such taxes due on the difference between the Stock Purchase Price and the market value of the Common Stock on the Purchase Date.

18.     OTHER BENEFIT AND COMPENSATION PROGRAMS

        Unless otherwise specifically determined by the Committee and not inconsistent with the terms of any benefit plan, severance program or severance pay law, settlements of awards received by Participants under the Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan, severance program or severance pay law. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary.

20.     REGULATORY APPROVALS

        The implementation of the Plan and the issuance of shares upon the election to purchase shares pursuant to the Plan shall be subject to the Company's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan or the shares issued pursuant to it.

21.     FUTURE RIGHTS

        No person shall have any claim or rights to be entitled to purchase shares under the Plan, and no Participant shall have any rights under the Plan to be retained in the employ of Alaska Airlines, Horizon, the Company or any of the Company's affiliates.

22.     SUCCESSORS AND ASSIGNS

        The Plan shall be binding on all successors and assigns of a Participant including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

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